Exhibit 99.1

PLATINUM RESEARCH ORGANIZATION, INC. Suite 421 - 1917 West 4th Avenue, Vancouver BC, V6J 1M7
Symbol: PLRO	Platinum Enters Into a Contribution Agreement and Loan Agreements	October 31, 2006

VANCOUVER - October 27, 2006 - Platinum Research Organization, Inc. (formerly NorthTech Corporation)(the "Company") (OTCBB: PLRO) announced today that it has entered into a Contribution Agreement and two Loan Agreements.

Contribution Agreement

The Company entered into a Contribution Agreement dated October 26, 2006 with Platinum Research Organization L.P., a limited partnership organized and existing under the laws of Texas ("Platinum LP"), Lubrication Partners, a joint venture ("GP Transferor") and sole shareholder of Platinum IP Management, Inc., a company organized and existing under the laws of Texas and the general partner of Platinum LP ("PRO GP"), each person holding a limited partnership interest in Platinum LP (each, a "Limited Partner") (each Limited Partner and GP Transferor, a "PRO Transferor" and collectively, the "PRO Transferors"), and John T. (Cork) Jaeger as the representative of all PRO Transferors (the "PRO Transferor Representative"), and Steve Drayton as the representative (the "Investor Representative") of all certain individuals who are expected to invest in the Company (other than the PRO Transferors) (the "Investors") in a private placement to be completed in conjunction with the agreement (the "Contribution Agreement").

Under the terms of the Contribution Agreement: (a) GP Transferor will contribute to the Company all of the capital stock of PRO GP (the "PRO GP Capital Stock"); (b) the Limited Partners will contribute to the Company all of the outstanding limited partner partnership interests of Platinum LP (collectively, the "Partnership Interests"); and (c) the Investors will contribute to the Company an aggregate amount of US$ 4,500,000.

In return for the foregoing contributions, the Company has agreed to issue: (a) 55,000,000 unregistered shares of common stock of the Company to the PRO Transferors; and 5,000,000 unregistered shares of Series "A" Preferred Stock of the Company to the Investors.

The shares of Series "A" Preferred Stock are subject to the terms and conditions of the Certificate of Designation, which terms and conditions include, without limitation, a 10% accrued dividend which will be reduced to a 5% dividend on the Company entering into a commercial agreement(s) which will increase the Company's aggregate revenues to $40 million per annum and to a 2% dividend on the Company recording net revenues of $1 million per quarter. The Series "A" Preferred Stock may be converted into shares of Common Stock of the Company on a five shares of Common Stock for every one share of Series "A" Preferred Stock basis at anytime by the holder or by the Company under certain conditions. The Series "A" Preferred Stock are redeemable five years from the date of closing the Contribution Agreement.

The Company has also agreed to provide Platinum LP with a $1,000,000 bridge loan prior to closing the Contribution Agreement and to issue Investa Corporation 2,500,000 Common Stock share purchase warrants.

Each investor warrant is exercisable for one share of Common Stock of the Company at an exercise price of $0.24 per share for a three year period from closing the Contribution Agreement.

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Issuance of Convertible Promissory Notes

The Company completed the sale and issuance of two convertible promissory notes for an aggregate total of $1,000,000 (the "Notes").

The Notes are due and payable in full one year from the date of issuance. The Notes bears regular interest at an annual rate of 10% percent per annum. The principal outstanding under the Promissory Note may be converted into Series "A" Preferred Stock of the Company by the holder and will convert into Series "A" Preferred Stock of the Company automatically on the closing of the Contribution Agreement.

The principal amount received under the Notes will be used by the Company to advance a bridge loan to Platinum LP as required under the Contribution Agreement.

PLATINUM RESEARCH ORGANIZATION, INC.

/s/ Cecelia Pineda

Per:

Cecelia Pineda, President & C.E.O.

For further information please contact:

Cecelia Pineda, President
Telephone: 604-689-4088

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of a variety of factors.

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